EXHIBIT 99.1

PRESS RELEASE

Press Contact:	Investor Relations Contact:
Marc Musgrove	Laura Graves
Cisco	Cisco
+1 (408) 525-6320	+1 (408) 526-6521
mmusgrov@cisco.com	lagraves@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $8.2 billion (decrease of 17% year over year)

•	Q3 Net Income: $1.3 billion GAAP; $1.8 billion non-GAAP

•	Q3 Earnings per Share: $0.23 GAAP (decrease of 21% year over year); $0.30 non-GAAP (decrease of 21% year over year)

•	Q3 Cash Flows from Operations: $2.0 billion

•	Total Cash, Cash Equivalents and Investments: $33.6 billion

SAN JOSE, Calif. – May 6, 2009 – Cisco®, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended April 25, 2009. Cisco reported third quarter net sales of $8.2 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.3 billion or $0.23 per share, and non-GAAP net income of $1.8 billion or $0.30 per share.

“Cisco delivered solid financial performance despite a challenging global economy and period of evolving market dynamics,” said John Chambers, chairman and chief executive officer, Cisco. “These results demonstrate our ability to drive operational excellence and manage profitability across varying economic cycles. We will use this period of market transition to align and optimize resources, make strategic investments, move into market adjacencies and enhance relationships with our customers. As we exit the quarter with a compelling financial position and an innovation engine from both a products and business model perspective, we believe we are well-positioned for the eventual economic recovery.”

GAAP Results

	Q3 2009	Q3 2008	Vs. Q3 2008
Net Sales	$8.2 billion	$9.8 billion	-16.6%
Net Income	$1.3 billion	$1.8 billion	-24.0%
Earnings per Share	$0.23	$0.29	-20.7%

Non-GAAP Results

	Q3 2009	Q3 2008	Vs. Q3 2008
Net Income	$1.8 billion	$2.3 billion	-24.1%
Earnings per Share	$0.30	$0.38	-21.1%

Net sales for the first nine months of fiscal 2009 were $27.6 billion, compared with $29.2 billion for the first nine months of fiscal 2008. Net income for the first nine months of fiscal 2009, on a GAAP basis, was $5.1 billion or $0.86 per share, compared with $6.0 billion or $0.97 per share for the first nine months of fiscal 2008. Non-GAAP net income for the first nine months of fiscal 2009 was $6.1 billion or $1.04 per share, compared with $7.2 billion or $1.16 per share for the first nine months of fiscal 2008.

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss third quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://www.cisco.com/go/investors.

Other Financial Highlights

•

Cash flows from operations were $2.0 billion for the third quarter of fiscal 2009, compared with $3.0 billion for the third quarter of fiscal 2008, and compared with $3.2 billion for the second quarter of fiscal 2009.

•

Cash and cash equivalents and investments were $33.6 billion at the end of the third quarter of fiscal 2009, compared with $26.2 billion at the end of fiscal 2008, and compared with $29.5 billion at the end of the second quarter of fiscal 2009.

•

Deferred revenue was $8.8 billion at the end of the third quarter of fiscal 2009, compared with $8.9 billion at the end of fiscal 2008, and compared with $9.3 billion at the end of the second quarter of fiscal 2009.

•

During the third quarter of fiscal 2009, Cisco repurchased 77 million shares of common stock at an average price of $15.57 per share for an aggregate purchase price of $1.2 billion. As of April 25, 2009, Cisco had repurchased and retired 2.8 billion shares of Cisco common stock at an average price of $20.43 per share for an aggregate purchase price of approximately $56.4 billion since the inception of the stock repurchase program. The remaining authorized repurchase amount as of April 25, 2009 was $5.6 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the third quarter of fiscal 2009 were 27 days, compared with 34 days at the end of the fourth quarter of fiscal 2008, and compared with 29 days at the end of the second quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 11.0 in the third quarter of fiscal 2009, compared with 11.9 in the fourth quarter of fiscal 2008, and compared with 11.6 in the second quarter of fiscal 2009. Non-GAAP inventory turns were 10.7 in the third quarter of fiscal 2009, compared with 11.6 in the fourth quarter of fiscal 2008, and compared with 11.3 in the second quarter of fiscal 2009.

•	During the third quarter of fiscal 2009, Cisco completed its debt offering of senior unsecured notes in an aggregate principal amount of $4.0 billion.

“Cisco has demonstrated the ability to effectively manage profitability in both good and challenging economic times,” said Frank Calderoni, chief financial officer, Cisco. “With over $33 billion in cash and investments, our strong financial position provides a solid and flexible foundation that allows us to sustain our investment in innovation, drive operational excellence in the business and forge stronger customer relationships.”

Select Global Business Highlights

•	Cisco and the Mexican Federal Government outlined collaborative approaches to education, digital government and rural connectivity to drive further socio-economic development in Mexico.

•

Cisco announced an initiative to increase productivity and foster innovation in Korea as part of its global intelligent urbanisation initiative, which aims to help cities around the world use the network as the platform for integrated city management, a better quality of life for citizens, and economic development.

•

Miami Mayor Manny Diaz launched ‘Energy Smart Miami’ in collaboration with Florida Power and Light, GE, Cisco and Silver Spring Networks. The project represents a model electricity system for American cities and has the potential to be the most extensive and holistic smart grid implementation in the country.

Acquisitions

•

Cisco announced its intent to acquire Pure Digital Technologies, Inc., creator of the Flip Video brand, as a key part of Cisco’s strategy to expand its momentum in the media-enabled home and to capture the consumer market transition to visual networking.

•

Cisco completed the acquisition of Richards-Zeta Building Intelligence, Inc., a leading provider of intelligent middleware technology that helps integrate building infrastructure and information technology (IT) applications over a common Internet Protocol (IP) network.

•

Cisco announced its intent to acquire Tidal Software, Inc., a creator of intelligent application management and automation solutions which are expected to advance Cisco’s data center strategy by enhancing product and service delivery offerings.

Cisco Innovation

•

Cisco announced the Cisco Unified Computing System™ to unite computing, network, storage access and virtualization resources in a single energy-efficient system designed to reduce IT infrastructure costs and complexity, help extend capital assets and improve business agility well into the future.

•	Cisco introduced the Cisco TelePresence™ System 1300 Series to extend user collaboration capabilities beyond meetings to new users, applications and markets.

•	Cisco expanded mobile business collaboration to a broader range of devices and users with the WebEx® Meeting Center for smart phones.

•

In terms of innovation in the underlying business model, Cisco has embraced a collaborative operating model that is helping to provide the speed, scale and replication as Cisco realigns resources to now address 29 cross-functional priorities and market adjacencies while also, in the third quarter, reducing expenses.

Select Customer Announcements

•

AT&T and Cisco announced that a BAE Systems operating group is aiming to enable closer collaboration across global and regional teams using Cisco TelePresence systems, which is expected to help accelerate decision-making processes and problem-solving for high-priority projects.

•

The National Basketball Association (NBA) and ESPN utilized Cisco TelePresence technology to create an immersive ‘in-person’ experience to bring NBA players and legends closer to fans at the NBA All-Star Jam Session in Phoenix.

•	Yahoo! Japan adopted the Cisco Nexus™ 7000 Series as the core switch for its new data center in response to increased consumer demand for Yahoo! Japan services.

•

In India, the government of the state of Karnataka and Cisco announced that they will work to develop a road map for an intelligent and sustainable Bangalore city with a focus on public safety and security, health care, and energy.

•	Kazakh service provider, AsiaBell, introduced mobile WiMAX services to citizens in central Kazakhstan based on the Cisco Broadband Wireless Solution with innovative adaptive beamforming technologies.

Editor’s Note:

•

Q3 FY09 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, May 6, 2009. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, May 6, 2009 to 4:30 p.m. Pacific Time, May 13, 2009 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from May 6, 2009 through July 17, 2009 on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 6, 2009. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•	A Q&A with Cisco’s Chairman and CEO John Chambers and CFO Frank Calderoni about Q3 FY09 results will be available at http://newsroom.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, visit http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our alignment and optimization of resources, strategic investments, movement into market adjacencies, enhancement of relationships with our customers, investment innovation, and positioning for the eventual economic recovery) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations during the current economic downturn; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during the current economic downturn; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and nine months ended April 25, 2009 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, shares used in non-GAAP net income per share calculation, and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per share calculation, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include employee share-based compensation expense, compensation expense related to acquisitions and investments, in-process research and development, amortization of acquisition-related intangible assets, the income tax effects of the foregoing, and significant effects of retroactive tax legislation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright ©2009 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Nexus, Cisco TelePresence, Cisco Unified Computing System, Cisco WebEx, WebEx, and WebEx Meeting Center are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
NET SALES:

Product	$6,420	$8,199	$22,402	$24,459
Service	1,742	1,592	5,180	4,717

Total net sales	8,162	9,791	27,582	29,176

COST OF SALES:
Product	2,327	2,872	8,045	8,592
Service	606	649	1,904	1,869

Total cost of sales	2,933	3,521	9,949	10,461

GROSS MARGIN	5,229	6,270	17,633	18,715

OPERATING EXPENSES:

Research and development	1,243	1,483	3,928	3,975
Sales and marketing	1,956	2,205	6,394	6,441
General and administrative	302	324	1,077	1,033
Amortization of purchased intangible assets	121	117	369	350
In-process research and development	—	—	3	3

Total operating expenses	3,622	4,129	11,771	11,802

OPERATING INCOME	1,607	2,141	5,862	6,913

Interest income, net	89	201	443	636
Other income (loss), net	(9)	(33)	(145)	20

Interest and other income (loss), net	80	168	298	656

INCOME BEFORE PROVISION FOR INCOME TAXES	1,687	2,309	6,160	7,569
Provision for income taxes	339	536	1,107	1,531

NET INCOME	$1,348	$1,773	$5,053	$6,038

Net income per share:
Basic	$0.23	$0.30	$0.86	$1.00

Diluted	$0.23	$0.29	$0.86	$0.97

Shares used in per-share calculation:
Basic	5,805	5,942	5,844	6,014

Diluted	5,818	6,069	5,871	6,202

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
GAAP net income	$1,348	$1,773	$5,053	$6,038
Employee share-based compensation expense	277	268	835	767
Payroll tax on stock option exercises(1)	—	1	1	20
Compensation expense related to acquisitions and investments	120	286	323	359
In-process research and development	—	—	3	3
Amortization of acquisition-related intangible assets	164	174	520	529

Total adjustments to GAAP income before provision for income taxes	561	729	1,682	1,678

Income tax effect	(156)	(193)	(512)	(526)
Effect of retroactive tax legislation (2)	—	—	(106)	—

Total adjustments to GAAP provision for income taxes	(156)	(193)	(618)	(526)

Non-GAAP net income	$1,753	$2,309	$6,117	$7,190

Diluted net income per share:
GAAP	$0.23	$0.29	$0.86	$0.97

Non-GAAP	$0.30	$0.38	$1.04	$1.16

Shares used in diluted net income per share calculation:
GAAP	5,818	6,069	5,871	6,202

Non-GAAP	5,840	6,052	5,888	6,192

(1)	Effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises for purposes of its non-GAAP financial measures.

(2)

In the first quarter of fiscal 2009, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2008. GAAP net income for the first nine months of fiscal 2009 included a $106 million tax benefit related to fiscal 2008 R&D expenses. Non-GAAP net income for the first nine months of fiscal 2009 excluded the $106 million tax benefit related to fiscal 2008 R&D expenses.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 25, 2009	July 26, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,359	$5,191
Investments	26,192	21,044
Accounts receivable, net of allowance for doubtful accounts of $203 at April 25, 2009 and $177 at July 26, 2008	2,392	3,821
Inventories	1,023	1,235
Deferred tax assets	2,050	2,075
Prepaid expenses and other current assets	2,320	2,333

Total current assets	41,336	35,699

Property and equipment, net	4,089	4,151
Goodwill	12,569	12,392
Purchased intangible assets, net	1,656	2,089
Other assets	5,016	4,403

TOTAL ASSETS	$64,666	$58,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500
Accounts payable	653	869
Income taxes payable	83	107
Accrued compensation	2,413	2,428
Deferred revenue	6,110	6,197
Other current liabilities	3,602	3,757

Total current liabilities	12,861	13,858

Long-term debt	10,317	6,393
Income taxes payable	1,038	749
Deferred revenue	2,663	2,663
Other long-term liabilities	504	669

Total liabilities	27,383	24,332

Minority interest	27	49

Shareholders’ equity	37,256	34,353

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$64,666	$58,734

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 25, 2009	April 26, 2008
Cash flows from operating activities:
Net income	$5,053	$6,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,244	1,314
Employee share-based compensation expense	835	767
Share-based compensation expense related to acquisitions and investments	66	67
Provision for doubtful accounts	36	34
Deferred income taxes	(166)	(876)
Excess tax benefits from share-based compensation	(25)	(375)
In-process research and development	3	3
Net losses (gains) on investments	113	(109)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,337	(219)
Inventories	199	54
Lease receivables, net	(127)	(320)
Accounts payable	(198)	12
Income taxes payable and receivable	274	405
Accrued compensation	120	301
Deferred revenue	9	1,553
Other assets	(618)	(357)
Other liabilities	(243)	268

Net cash provided by operating activities	7,912	8,560

Cash flows from investing activities:
Purchases of investments	(31,865)	(14,093)
Proceeds from sales of investments	17,291	13,043
Proceeds from maturities of investments	9,088	1,718
Acquisition of property and equipment	(794)	(908)
Acquisition of businesses, net of cash and cash equivalents acquired	(338)	(385)
Change in investments in privately held companies	(78)	(63)
Other	(54)	6

Net cash used in investing activities	(6,750)	(682)

Cash flows from financing activities:
Issuance of common stock	486	2,501
Repurchase of common stock	(2,807)	(8,982)
Issuance of long-term debt	3,991	—
Repayment of long-term debt	(500)	—
Settlement of interest rate derivatives related to long-term debt	(42)	432
Excess tax benefits from share-based compensation	25	375
Other	(147)	222

Net cash provided by (used in) financing activities	1,006	(5,452)

Net increase in cash and cash equivalents	2,168	2,426
Cash and cash equivalents, beginning of period	5,191	3,728

Cash and cash equivalents, end of period	$7,359	$6,154

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	April 25, 2009	July 26, 2008
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$7,359	$5,191
Fixed income securities	25,392	19,869
Publicly traded equity securities	800	1,175

Total	$33,551	$26,235

INVENTORIES
Raw materials	$159	$111
Work in process	39	53
Finished goods:
Distributor inventory and deferred cost of sales	361	452
Manufactured finished goods	273	381

Total finished goods	634	833
Service-related spares	156	191
Demonstration systems	35	47

Total	$1,023	$1,235

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$4,534	$4,445
Computer equipment and related software	1,822	1,770
Production, engineering, and other equipment	5,087	4,839
Operating lease assets	224	209
Furniture and fixtures	458	439

	12,125	11,702
Less accumulated depreciation and amortization	(8,036)	(7,551)

Total	$4,089	$4,151

OTHER ASSETS
Deferred tax assets	$2,091	$1,770
Investments in privately held companies	725	706
Lease receivables, net (1)	882	862
Financed service contracts (2)	695	588
Other	623	477

Total	$5,016	$4,403

DEFERRED REVENUE
Service	$6,068	$6,133
Product
Unrecognized revenue on product shipments and other deferred revenue	2,233	2,152
Cash receipts related to unrecognized revenue from two-tier distributors	472	575

Total product deferred revenue	2,705	2,727

Total	$8,773	$8,860

Reported as:
Current	$6,110	$6,197
Noncurrent	2,663	2,663

Total	$8,773	$8,860

Note:

(1)	The current portion of lease receivables, net, which was $566 million and $554 million as of April 25, 2009 and July 26, 2008, respectively, is recorded in prepaid expenses and other current assets.

(2)	The current portion of financed service contracts, which was $868 million and $730 million as of April 25, 2009 and July 26, 2008, respectively, is recorded in prepaid expenses and other current assets. These financed service contracts primarily relate to technical support services, and the associated revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years.

SUMMARY OF EMPLOYEE SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Nine Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
Cost of sales—product	$12	$10	$33	$30
Cost of sales—service	31	27	94	80

Employee share-based compensation expense in cost of sales	43	37	127	110

Research and development	82	78	248	224
Sales and marketing	103	114	320	324
General and administrative	49	39	140	109

Employee share-based compensation expense in operating expenses	234	231	708	657

Total employee share-based compensation expense	$277	$268	$835	$767

The income tax benefit for employee share-based compensation expense was $74 million and $224 million for the third quarter and first nine months of fiscal 2009, respectively, and $87 million and $247 million for the third quarter and first nine months of fiscal 2008, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended		Nine Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
Shares used in diluted net income per share calculation—GAAP	5,818	6,069	5,871	6,202
Effect of SFAS 123(R)	22	(17)	17	(10)

Shares used in diluted net income per share calculation—Non-GAAP	5,840	6,052	5,888	6,192

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	April 25, 2009	January 24, 2009	July 26, 2008	April 26, 2008
GAAP cost of sales	$2,933	$3,366	$3,733	$3,521
Employee share-based compensation expense	(43)	(42)	(38)	(37)
Amortization of acquisition-related intangible assets	(43)	(54)	(54)	(57)

Non-GAAP cost of sales	$2,847	$3,270	$3,641	$3,427